Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS 2014 FINANCIAL RESULTS AND 2015 OUTLOOK

Board of Directors Approves Additional $15 Million for Share Repurchase in 2015

FOSTER CITY, CA – March 11, 2015 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the fourth quarter and year ended December 31, 2014.

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Revenues: In the fourth quarter 2014, SciClone reported revenues of $41.4 million, compared to $32.7 million for the same period in 2013. Revenues for the full year 2014 were $134.8 million, compared to $127.1 million for the full year of 2013.

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GAAP Diluted EPS: In the fourth quarter 2014, SciClone reported GAAP diluted earnings per share of $0.07, compared to $0.00 for the same period in 2013. GAAP diluted earnings per share for the full year 2014 were $0.48, compared to $0.20 for the full year of 2013.

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Non-GAAP Diluted EPS: In the fourth quarter 2014, SciClone reported non-GAAP diluted earnings per share of $0.29, compared to $0.07 for the same period in 2013. Non-GAAP diluted earnings per share for the full year 2014 were $0.75, compared to $0.42 for the full year of 2013.

•	Internal Controls over Financial Reporting: Material weakness eliminated.

Revenues in the fourth quarter of 2014 were $41.4 million, an $8.7 million or 26.6% increase, compared to $32.7 million for the same period in 2013. For the year ended December 31, 2014, revenues were $134.8 million, compared to revenues of $127.1 million last year. ZADAXIN® revenues were $39.0 million in the fourth quarter of 2014, an $8.5 million or 27.9% increase, compared to $30.5 million for the same period in 2013. ZADAXIN revenues were $126.1 million for the year ended December 31, 2014, a $29.8 million or 30.9% increase, compared to $96.3 million last year. Promotion services revenues were $0.7 million for the fourth quarter of 2014, a $0.1 million or 15% decrease, compared to $0.8 million in the same period in 2013. Promotion services revenues were $2.8 million for the year ended December 31, 2014, compared to $27.6 million last year. SciClone’s promotion services revenues for the fourth quarter and year ended December 31, 2014 were negatively affected by the expiration of the promotion agreements with Sanofi Aventis S.A. (“Sanofi”) when their terms ended on December 31, 2013.

On a GAAP basis, SciClone reported net income in the fourth quarter of 2014 of $3.5 million, or $0.07 per share on both a basic and diluted basis, compared to net income of approximately $36,000, or $0.00 per share on both a basic and diluted basis, for the same period in 2013. SciClone’s net income for the year ended December 31, 2014 was $25.2 million, or $0.49 and $0.48 per share on a basic and diluted basis, respectively, compared with net income of $11.0 million, or $0.20 per share on both a basic and diluted basis, for 2013.

SciClone’s non-GAAP net income in the fourth quarter of 2014 was $15.4 million, or $0.30 and $0.29 per share on a basic and diluted basis, respectively, compared with non-GAAP net income of $4.0 million, or $0.08 and $0.07 per share on a basic and diluted basis, respectively, for the same period of the prior year. SciClone’s non-GAAP net income for the year ended December 31, 2014, was $39.7 million, or $0.77 and $0.75 per share on a basic and diluted basis, respectively, compared with non-GAAP net income of $23.2 million, or $0.43 and $0.42 per share on a basic and diluted basis, respectively, for last year.

Friedhelm Blobel, PhD, SciClone Chief Executive Officer, commented: “We are extremely pleased with the strong performance of our core business in the fourth quarter and full year. We have delivered on our growth objectives for the last five quarters in a row. ZADAXIN’s strong growth underscores the continued demand in the market for our flagship product. We believe that we are well positioned for ZADAXIN growth in 2015 and the coming years. We are also pleased with several additional achievements in 2014, notably, the approval of DC Bead and its pending launch this year, and the establishment of a cardiovascular products partnership for China with The Medicines Company, adding two promising cardiovascular products to our portfolio – Angiomax and Cleviprex. Both products offer synergies with our current cardiovascular portfolio, and our sales and marketing activities.”

Continued Dr. Blobel: “For 2015, we anticipate continued growth of ZADAXIN sales, progress in our development pipeline, and continued pursuit of strategic opportunities to augment our portfolio with additional in-licensing and promotional transactions. As the China market continues to evolve, we believe that our sales acumen, the reputation of our sales organization, our market knowledge and our extensive compliance program will continue to be strong partnering assets. Our strong cash flow and cash balance, combined with operating efficiencies and well managed organizational growth, should continue to provide us with the resources to acquire potentially valuable assets that can continue to drive our growth and strengthen our position in the China pharma market.”

“We believe that our internal financial controls are operating at a high level of quality, efficiency and senior management oversight, and that our company-wide commitment to compliance and zero-tolerance policy are important market differentiators and competitive advantages,” said Wilson W. Cheung, SciClone Chief Financial Officer. “These attributes contributed significantly to our ability in 2014 to remediate the material weakness previously reported in 2012 and 2013. Compliance and maintaining strict internal financial controls will continue to be key corporate goals for 2015.”

For the fourth quarter of 2014, sales and marketing (S&M) expenses were $13.5 million, compared with $13.3 million for the same period in 2013. For the year ended December 31, 2014, S&M expenses were $48.5 million, compared with $55.2 million last year. The reduction in S&M for the full year related to lower marketing costs for the promotion of Sanofi products due to the expiration of the Sanofi promotion agreements.

For the fourth quarter of 2014, research and development (R&D) expenses were $11.6 million, compared with $1.7 million of R&D expenses for the same period of 2013. R&D for the fourth quarter of 2014 included $11.0 million in upfront costs under our recent in-license arrangements, primarily with The Medicines Company for two cardiovascular products, Angiomax® (bivalirudin)

and Cleviprex® (clevidipine). For the year ended December 31, 2014, R&D expenses were $14.6 million, compared with $8.0 million last year.

For the fourth quarter of 2014, general and administrative (G&A) expenses were $5.3 million, compared with $7.7 million for the same period in 2013, primarily related to lower legal costs associated with the ongoing government investigations and other legal matters and gains related to the recovery of accounts receivable that had been previously expensed as bad debt. For the year ended December 31, 2014, G&A expenses were $22.7 million, compared with $32.5 million last year.

During the fourth quarter of 2013, SciClone recorded $1.2 million in restructuring expenses related to the reduction in its sales force due to the non-renewal of its promotion agreements with Sanofi in 2013. SciClone believes the restructuring has enabled the Company to better focus resources on potential high-growth areas, including its cardiovascular franchise. Also during the fourth quarter of 2013, SciClone recorded a $2.0 million charge to reflect the Company’s estimate of a probable loss incurred related to potential penalties, fines and/or other remedies in the ongoing investigations with the Securities and Exchange Commission (“SEC”) and Department of Justice (“DOJ”).

As of December 31, 2014, cash, cash equivalents and short-term investments totaled $86.3 million, compared to $85.9 million as of December 31, 2013. SciClone had a share repurchase program under which its Board of Directors had authorized $65.5 million, of which approximately $65.2 million had been utilized through December 31, 2014. In February 2015, the Board of Directors approved an additional $15 million for the share repurchase program for the remainder of 2015.

SciClone has presented non-GAAP information above as the Company believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Outlook for 2015

SciClone projects its 2015 revenue to be in the range between $153 and $158 million, driven by ZADAXIN revenues; and its non-GAAP earnings per share to be in the range between $0.73 and $0.77.

Conference Call Today

SciClone is hosting a conference call today at 4:30 pm ET (1:30 pm PT) to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Wilson W. Cheung, Senior Vice President and CFO.

LIVE CALL:	877.674.6420 (US/Canada)
920.663.6281 (International)
Passcode: 85123881

REPLAY:	855.859.2056 (US/Canada)
404.537.3406 (International)
Passcode: 85123881
(Replay available from March 11, 2015 at 7:30 pm ET until 11:59 pm ET on
March 17, 2015)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone's website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Through its promotion business with pharmaceutical partners, SciClone markets multiple branded products in China which are therapeutically differentiated. The Company has successfully in-licensed products with the potential to become future market leaders and to drive the Company's long-term growth, including DC Bead®, a novel treatment for liver cancer, which was approved in 2014 by the China FDA. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations.  Readers are urged to consider statements that include the words "may," "will," "would," "could," "should," "might," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing decisions by authorities in China; the on-going regulatory investigations and expenses related thereto, including potential fines and/or other remedies; changes in results that may occur in completing the close of the Company’s consolidated financial statements for fiscal year 2014 and completing the audit of the Company’s consolidated financial statements for fiscal year 2014;  the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2015; the Company’s ability to implement and maintain controls over its financial reporting; the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that the Company does not believe are beneficial; operating an international business; uncertainty in the prospects for unapproved products, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites; and the effect of changes in its practices and policies related to the

Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however, the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense, and the investigations could result in fines that exceed the minimum amount accrued and further changes in its internal control or other remediation measures that could adversely affect its financial results. Please also refer to other risks and uncertainties described in SciClone's filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2014	2013	2014	2013
Revenues:
Product sales, net	$40,737	$31,925	$131,973	$99,414
Promotion services	688	809	2,817	27,644
Total net revenues	41,425	32,734	134,790	127,058
Operating expenses:
Cost of product sales	7,425	6,037	23,002	17,668
Sales and marketing	13,490	13,274	48,477	55,240
Research and development	11,648	1,723	14,581	8,044
General and administrative	5,286	7,704	22,746	32,496
Restructuring charges	—	1,181	—	1,181
Estimated SEC and DOJ investigation loss	—	2,000	—	2,000
Total operating expenses	37,849	31,919	108,806	116,629
Income from operations	3,576	815	25,984	10,429
Non-operating income (expense):
Interest and investment income	88	24	161	85
Interest and investment expense	—	(9)	(48)	(103)
Other income, net	261	20	280	2,795
Income before income tax provision	3,925	850	26,377	13,206
Income tax provision	406	814	1,169	2,242
Net income	$3,519	$36	$25,208	$10,964

Basic net income per share	$0.07	$0.00	$0.49	$0.20
Diluted net income per share	$0.07	$0.00	$0.48	$0.20

Basic shares outstanding	50,515	52,567	51,277	53,587
Diluted shares outstanding	52,774	53,785	52,684	54,936

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2014	2013	2014	2013
GAAP net income	$3,519	$36	$25,208	$10,964
Non-GAAP adjustment
Employee stock-based compensation	856	799	3,465	4,007
In-license upfront costs	11,000	—	11,000	5,000
Restructuring charges	—	1,181	—	1,181
Estimated SEC and DOJ investigation loss	—	2,000	—	2,000
Non-GAAP net income	$15,375	$4,016	$39,673	$23,152

Non-GAAP basic net income per share	$0.30	$0.08	$0.77	$0.43
Non-GAAP diluted net income per share	$0.29	$0.07	$0.75	$0.42

Weighted average shares used in computing
Non-GAAP basic net income per share	50,515	52,567	51,277	53,587
Non-GAAP diluted net income per share	52,774	53,785	52,684	54,936

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.
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In-license upfront costs. SciClone recorded $5.0 million to R&D expense related to upfront payments incurred under licensing agreements established in the second quarter of 2013, and $11.0 million to R&D expense related to upfront payments incurred under licensing agreements established in the fourth quarter of 2014.

•	Restructuring charges. The Company recorded restructuring charges related to the planned reduction in its sales force due to the non-renewal of the Company’s promotion agreements with Sanofi in 2013.
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Estimated SEC and DOJ investigations loss: The Company has recorded expense representing an estimated probable loss related to its ongoing investigations with the SEC and DOJ which is expected to require future cash settlement.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2014	2013
Cash, cash equivalents, and short-term investment	$86,303	$85,878
Accounts receivable, net	40,268	39,771
Inventories	10,703	15,238
Goodwill	34,521	35,357
Total assets	181,831	179,859
Total current liabilities	26,443	33,220
Short-term borrowings	—	1,651
Total shareholders' equity	155,274	146,595